Calculation of Filing Fee Tables

Form F-4

(Form Type)

Equifax do Brasil, S.A.

(Exact Name of Registrants as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be paid	Equity	Common Shares	Other	2,671,664(1)	—	$320,652,641.73(2)	0.0001102	$35,335.92

	Total Offering Amounts					$320,652,641.73		$35,335.92

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$35,335.92

(1)	Represents the estimated maximum number of common shares, with no par value, of Equifax do Brasil, S.A. issuable upon the completion of the Transaction as described in the prospectus.
(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the product of (x) U.S.$1.43 (the average of the high and low prices of Boa Vista common shares as reported on the B3 on March 1, 2023, calculated at the exchange rate of Brazilian reais per U.S. dollar of R$0.1922 as reported by the Brazilian Central Bank on March 2, 2023), times (y) the estimated number of Boa Vista common shares to be acquired in exchange for common shares of Equifax do Brasil, S.A..